ProPhase Labs Reports Third Quarter 2011 Results

DOYLESTOWN, Pennsylvania – November 9, 2011.  ProPhase Labs (NASDAQ: PRPH) www.ProPhaseLabs.com today reported net sales of $5.1 million for the three months ended September 30, 2011, compared to net sales of $5.2 million for the three months ended September 30, 2010.

The Company realized net income for the three months ended September 30, 2011, of $1.1 million, or $0.07 per share, compared to net income of $947,000, or $0.06 per share, for the three months ended September 30, 2010.

Results for the third quarter of 2011 compared to the second quarter of 2010 principally reflect the net effect of (i) a decrease in net sales of $121,000 and (ii) an increase in sales and marketing expense of $254,000, offset by (iii) a decrease in research and development costs of $270,000 and (iv) a decrease in general and administrative expenses of $169,000.

Net sales increased $1.7 million to $10.0 million for the nine months ended September 30, 2011 as compared to $8.3 million for the nine months ended September 30, 2010.

The Company incurred a net loss for the nine months ended September 30, 2011, of $877,000, or ($0.06) per share, compared to a net loss of $2.4 million, or ($0.17) per share, for the nine months ended September 30, 2010.

Results for the three months and the nine months ended September 30, 2011 as compared to the three months and the nine months ended September 30, 2010 reflect positive trends regarding revenues and improved margins during the respective 2011 periods as compared to the 2010 periods.  The Company’s strategic focus continues to be (i) revenue growth, (ii) strategic marketing expenditures to communicate the Cold-EEZE® message to consumers, (iii) product development and cost effective commercialization of new products, and (iv) reducing overhead and general operating costs.

Ted Karkus, ProPhase Labs’ Chairman and CEO said, “Third quarter 2011 revenues were stable as compared to 2010 but yielded an improvement in earnings.  We continue to operate our company with increased efficiency and our efforts to streamline operations over the past two years will strengthen the long term value of our Cold-EEZE franchise.  However, the infrastructure necessary to operate our business effectively requires increased revenues in order to generate positive levels of cash flow and profitability on an annualized basis.”

Mr. Karkus added:  “Accordingly, we are continuing our focus on rebuilding our Cold-EEZE brand and our Company.  In addition to investments in product development, we are making strategic investments in consumer education and product promotions aimed at driving significant increases in brand awareness of Cold-EEZE for the current cough/cold season.  These immediate investments of course increase current expenses and therefore reduce short term financial performance.  However, these investments are critical to the sustained growth of our brand and long term success for our Company.”

“We believe that we now have a stronger distribution platform to launch new products and applications.   For example, development of our Cold-EEZE Oral Spray product was recently completed and we commenced shipping that product to retailers in August 2011.  Cold-EEZE Oral Spray provides cold relief to our consumers via a new delivery system that leverages our flagship brand.  We hope to launch additional Cold-EEZE branded products to the marketplace in 2012.  Launching these new products is a key part of our long term plan to grow revenues and profitability.”

A shareholder’s conference call will be held today, at 11:00am EST. ProPhase Labs Chairman and CEO, Ted Karkus, and COO/CFO Robert Cuddihy will provide a company overview including a review of activities and third quarter results. There will be a question and answer session following initial remarks.

The conference call will be webcast live at:
http://us.meeting-stream.com/prophaselabsinc_110911 at 11:00 AM (EDT) on Wednesday, November 9, 2011.

Participants wishing to ask questions may access the live call by dialing (877) 217-6026 conference ID # 21014476. A replay of the conference call will be available for 90 days on the company website www.ProPhaseLabs.com.

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® cold remedy brand as well as other cold relief products.  Cold-EEZE® zinc gluconate lozenges are clinically proven to significantly reduce the severity and duration of the common cold.  Cold-EEZE® customers include leading national retailers, chain food, drug and mass merchandise stores, wholesalers and distributors, as well as independent pharmacies.  ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® lozenges and fulfill other contract manufacturing opportunities.  ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”).  Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds.  Phusion will formulate and test products to exploit market opportunities within ProPhase’s robust over-the-counter distribution channels.   For more information visit us at www.ProPhaseLabs.com.

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement.  Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions; government regulations; the ability of our new management to successfully implement our business plan and strategy; our ability to fund our operations including the cost and availability of capital and credit; our ability to compete effectively including our ability to maintain and increase our market share in the markets in which we do business; and our dependence on sales from our main product, Cold-EEZE®, and our ability to successfully develop and commercialize new products.

Contact info:

Press Only Contact	Investor Contact
Jenny Miranda	Ted Karkus, Chairman and CEO
5W Public Relations	ProPhase Labs, Inc.
Tel: (212) 584-4295	(215) 345-0919 x 0
jmiranda@5wpr.com

ProPhase Labs, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Net sales	$5,083	$5,204	$9,992	$8,310

Cost of sales	1,487	1,594	3,508	3,059

Gross profit	3,596	3,610	6,484	5,251

Operating expenses:
Sales and marketing	1,158	904	3,376	2,418
Administration	1,134	1,303	3,417	4,532
Research and development	198	468	594	712
	2,490	2,675	7,387	7,662

Income (loss) from operations	1,106	935	(903)	(2,411)

Interest and other income	4	12	26	41

Income (loss) before income taxes	1,110	947	(877)	(2,370)

Income tax (benefit)	-	-	-	-

Net income (loss)	$1,110	$947	$(877)	$(2,370)

Basic and diluted earnings (loss) per share:
Income (loss) from operations	$0.07	$0.06	$(0.06)	$(0.17)
Net income (loss)	$0.07	$0.06	$(0.06)	$(0.17)

Weighted average common shares outstanding:
Basic and diluted	15,113	14,659	14,901	14,152

ProPhase Labs, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30, 2011	December 31, 2010

Cash and cash equivalents	$4,616	$8,232
Accounts receivable, net	$4,419	$4,821
Inventory	$3,518	$1,682
Total current assets	$14,388	$15,756
Total assets	$20,318	$21,695

Total current liabilities	$7,574	$8,235
Total stockholders' equity	$12,744	$13,460